Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Head of IR and ESG Planning & Reporting 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Joseph Caminiti or Josh Carroll Alpha IR Group 312-445-2870 ORA@alpha-ir.com

ORMAT TECHNOLOGIES REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

CONTINUED EXECUTION ON ORMAT'S GROWTH STRATEGY DROVE DOUBLE-DIGIT REVENUE GROWTH WHILE ADVANCING EGS DEVELOPMENT

HIGHLIGHTS

●	CONTINUED STRONG OPERATING PERFORMANCE DROVE 10.6% REVENUE GROWTH, 20.8% GROSS PROFIT GROWTH AND 6.9% GROWTH IN ADJUSTED EBITDA
●	ENERGY STORAGE REVENUES NEARLY TRIPLED YEAR-OVER-YEAR, BENEFITING FROM FAVORABLE MERCHANT PRICING AND NEW CAPACITY ADDITIONS
●	ADVANCED THE COMPANY'S EGS STRATEGY THROUGH CONTINUED EXECUTION OF TWO PILOT PROGRAMS AND THE INTRODUCTION OF THE ORMEGA100 SURFACE GENERATION UNIT
●	ORMAT INCREASES ITS FULL-YEAR REVENUE AND ADJUSTED EBITDA GUIDANCE

RENO, Nev., August 5, 2026 - Ormat Technologies, Inc. (NYSE: ORA) (the “Company” or “Ormat”), a leading geothermal and renewable energy company, today announced financial results for the second quarter ended June 30, 2026.

KEY FINANCIAL RESULTS

	Q2 2026	Q2 2025	Change (%)	H1 2026	H1 2025	Change (%)
GAAP Measures
Revenues ($ millions)
Electricity	169.3	159.9	5.8%	350.9	340.2	3.1%
Product	46.7	59.6	(21.6)%	224.1	91.4	145.3%
Energy Storage	42.8	14.5	195.1%	87.7	32.2	172.0%
Total Revenues	258.8	234.0	10.6%	662.7	463.8	42.9%
Gross Profit	68.7	56.9	20.8%	189.1	129.8	45.6%

Gross margin (%)
Electricity	23.7%	24.2%		27.4%	29.1%
Product	9.7%	27.7%		19.0%	25.8%
Energy Storage	56.2%	11.9%		57.7%	22.2%
Gross margin (%)	26.5%	24.3%		28.5%	28.0%

Operating income ($ millions)	34.2	35.3	(3.2)%	114.5	86.2	32.7%
Net income attributable to the Company’s stockholders	27.1	28.0	(3.4)%	71.2	68.4	4.0%
Diluted EPS ($)	0.43	0.46	(6.5)%	1.14	1.12	1.8%

Non-GAAP Measures
Adjusted Net income attributable to the Company’s stockholders	31.0	29.1	6.5%	111.3	70.6	57.6%
Adjusted Diluted EPS ($)	0.50	0.48	4.2%	1.79	1.16	54.3%
Adjusted EBITDA[1] ($ millions)	143.9	134.6	6.9%	338.8	284.9	18.9%

1 See reconciliation table below

“Our second quarter results reflect the continued successful execution of our diversified growth strategy. We delivered double-digit revenue growth while expanding gross profit by more than 20%, reflecting the strength and balance of our three operating segments. Based on our strong first-half performance and positive momentum across our business, we are raising our full-year 2026 revenue and Adjusted EBITDA guidance," said Doron Blachar, Chief Executive Officer of Ormat.

Blachar continued, "Our Electricity segment built on its growth momentum during the quarter, driven by contributions from our Blue Mountain geothermal power plant acquired in June 2025, improved performance at our Olkaria and Puna power plants, and lower curtailments in the USA compared to the prior-year period. Our Energy Storage segment delivered another outstanding quarter, with revenues increasing nearly threefold year-over-year. The combination of new capacity additions, high asset availability and favorable merchant pricing highlights the value of our strategy of combining long-term contracted revenues with selective merchant exposure to maximize returns while maintaining disciplined risk management."

Blachar added, "Beyond our strong quarterly results, we continue to execute on the projects that will drive our growth. Since the start of the year, we expanded our generation portfolio by 155 MW with the addition of the Hoku solar and energy storage facility, the Shirk energy storage facility, the completion of the 5 MW Cove Fort upgrade and the recent commencement of commercial operations at our 10 MW Dominica geothermal power plant. Today, we have 202 MW of electricity generation projects under construction and development, all backed by long-term PPAs, together with 497 MW / 1,888 MWh of energy storage projects under construction and development, providing strong visibility into our continued growth. Combined with increasing demand for reliable renewable electricity and improving power pricing, these developments reinforce our confidence in achieving our long-term growth objectives."

EGS UPDATE

Blachar commented, “We continued to make significant progress on our EGS strategy during the quarter. On the subsurface side, we advanced both the SLB and Sage Geosystems pilot projects toward field execution, with each partnership taking concrete steps toward commercial-scale validation. At the Desert Peak project with SLB, we completed geophysical data acquisition, updated the subsurface model, advanced permitting and procurement of long-lead materials, and entered the final stages of vendor selection ahead of planned drilling in the fourth quarter of 2026. At the Sage Geosystems pilot, we selected a power plant in Nevada, advanced permitting activities, neared completion of procurement for drilling services and equipment and progressed engineering work to integrate the two-well EGS facility into the selected Ormat power plant.

We are also actively working to expand our substantial geothermal land position and water rights to support future EGS development, in addition to applying for new interconnections, recognizing that building a strong EGS pipeline will enable us to accelerate our project development.

On the surface technology side, we introduced our Ormega100 surface generation unit, a significant advancement in our ability to convert subsurface EGS resources into grid-scale power by connecting upstream development capabilities with downstream generation at an accelerated pace. Together with our growing pipeline of partnership opportunities, we anticipate that these initiatives position Ormat to accelerate the commercialization of EGS technology and capture increasing demand for next-generation geothermal power."

FINANCIAL HIGHLIGHTS

•

Net income attributable to stockholders for the three months ended June 30, 2026, was $27.1 million, or $0.43 per diluted share, compared to $28.0 million, or $0.46 per diluted share, in the prior year period. The decrease was primarily driven by a $6.6 million write-off of storage projects that we decided to no longer pursue.

•

Adjusted net income for the three months ended June 30, 2026, was $31.0 million, or $0.50 per diluted share, compared to $29.1 million, or $0.48 per diluted share, in the prior year period. The increase reflects strong underlying performance across our operating segments.

•

Adjusted EBITDA for the three months ended June 30, 2026, increased 6.9% to $143.9 million, reflecting strong contributions from our Energy Storage segment, which benefited from elevated merchant revenues and portfolio expansion.

•

Electricity segment revenues increased 5.8% quarter-over-quarter, primarily driven by contributions from the Blue Mountain acquisition, improved generation at the Puna and Olkaria facilities, higher energy rates at the Puna power plant and lower curtailments compared to the prior-year period. This increase was partially offset by planned maintenance activities.

•

Energy Storage revenues for the three months ended June 30, 2026, increased 195.1% in the second quarter compared to the prior-year period. Growth was driven by the high availability of our assets, which allowed us to capitalize on strong merchant pricing in the PJM market, as well as new portfolio capacity additions over the past 12 months. Ormat’s optimized mix of merchant and contracted revenues supported margin expansion.

•

Product segment revenues for the three months ended June 30, 2026, declined due to the timing of manufacturing and construction progress, while first-half results continue to reflect strong execution driven by the Topp 2 sale.

•

Product segment gross Margin (%) during the quarter declined to 9.7% due to high expenses related to the construction costs of a project in Europe and the impact of the changes in exchange rate on our overall manufacturing costs. We are expecting gross margin to improve in the second half of the year.

•	Product backlog stood at approximately $202.8 million as of August 5, 2026, providing continued visibility into future revenue generation.

BUSINESS HIGHLIGHTS

•	In July 2026, we achieved commercial operation of our 10 MW Dominica geothermal power plant, demonstrating continued execution of the Company's global development pipeline.

•	In June 2026, we completed the 5 MW upgrade at the Cove Fort geothermal facility, enhancing the performance and profitability of the asset acquired in 2024.

•

In August 2026, we decided to move forward with the development of the 100 MW / 400 MWh Denali energy storage facility in California. Upon completion, expected by the end of 2028, the project is anticipated to provide energy storage services under a 20-year tolling agreement with Clean Power Alliance.

•

In May 2026, we secured a unique exploration financing facility for up to $40 million with PT Sarana Multi Infrastruktur (SMI), Indonesia's state-owned infrastructure bank, for the Wapsalit geothermal project. Structured under the World Bank's Geothermal Resource Risk Mitigation (GREM) Program, the facility provides a risk-sharing mechanism that significantly reduces exploration risk and supports the continued expansion of Ormat's geothermal development activities in Indonesia.

2026 GUIDANCE

•	Total revenues are expected to be between $1,150 million and $1,200 million.

◦	Electricity segment revenues of between $710 million and $725 million.

◦	Product segment revenues of between $300 million and $320 million.

◦	Energy Storage revenues of between $140 million and $155 million.

•	Adjusted EBITDA is expected to be between $630 million and $650 million.

◦	Of which approximately $17.0 million is attributable to minority interest.

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three and six months ended June 30, 2026. However, the Company does not provide guidance on net income and is unable to provide a reconciliation for its Adjusted EBITDA guidance range to net income without unreasonable efforts due to high variability and complexity with respect to estimating certain forward-looking amounts, the probable significance of which cannot be determined. These include impairments and disposition and acquisition of business interests, income tax expense, and other non-cash expenses and adjusting items that are excluded from the calculation of Adjusted EBITDA.

DIVIDEND

On August 5, 2026, the Company’s Board of Directors declared, approved, and authorized payment of a quarterly dividend of $0.12 per share pursuant to the Company’s dividend policy. The dividend will be paid on September 2, 2026, to stockholders of record as of the close of business on August 19, 2026. In addition, the Company expects to pay a dividend of $0.12 per share in the next quarter.

CONFERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on August 6, 2026, at 10:00 a.m. ET.

Participants within the United States and Canada, please dial 1-800-715-9871, approximately 15 minutes prior to the scheduled start of the call. If you are calling outside of the United States and Canada, please dial +1-646-307-1963. The access code for the call is 3818407. Please request the “Ormat Technologies, Inc. call” when prompted by the conference call operator. The conference call will also be accompanied by a live webcast on the Investor Relations section of the Company's website.

A replay will be available one hour after the end of the conference call. To access the replay within the United States and Canada, please dial 1-800-770-2030. From outside of the United States and Canada, please dial +1-647-362-9199. Please use the replay access code 3818407. The webcast will also be archived on the Investor Relations section of the Company's website.

ABOUT ORMAT TECHNOLOGIES

With six decades of experience, Ormat Technologies, Inc. is a leading geothermal company, and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with robust plans to accelerate long-term growth in energy storage and to establish a leading position in the U.S. energy storage market. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed for utilities and developers worldwide, totaling approximately 3,600MW of gross capacity. Ormat leverages its core capabilities in the geothermal and REG industries and its global presence to expand the Company’s activity into energy storage services, solar Photovoltaic (PV) and energy storage plus Solar PV. Ormat’s current total generating portfolio is 1,850MW with a 1,355MW geothermal and solar generation portfolio that is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, Dominica and Guadeloupe, and a 495MW energy storage portfolio that is located in the U.S.

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections of annual revenues and Adjusted EBITDA, expenses and debt service coverage with respect to our debt securities, future capital expenditures, business strategy, competitive strengths, goals, development or operation of generation assets, legal, market, industry and geopolitical developments and incentives, technological changes, demand for renewable energy, and the growth of our business and operations, are forward-looking statements. When used in this press release, the words “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “intends,” “targets,” “goal”, “outlook,” “guidance,” “contemplate,” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to Ormat's plans, objectives, goals and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Actual future results may differ materially from those projected as a result of certain risks and uncertainties, including risks related to regulatory changes, geopolitical developments, commodity prices, interest rates, supply chain disruptions, and other risks described under "Risk Factors" in Ormat’s most recent Annual Report on Form 10-K, and in subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and, except as legally required, we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Dollars in thousands, except per share data)
Revenues:
Electricity	169,253	159,912	350,856	340,153
Product	46,739	59,612	224,122	91,381
Energy storage	42,772	14,494	87,697	32,246
Total revenues	258,764	234,018	662,675	463,780
Cost of revenues:
Electricity	129,121	121,236	254,865	241,069
Product	42,217	43,118	181,626	67,802
Energy storage	18,728	12,769	37,117	25,087
Total cost of revenues	190,066	177,123	473,608	333,958
Gross profit	68,698	56,895	189,067	129,822
Operating expenses:
Research and development expenses	1,501	1,439	2,633	3,981
Selling and marketing expenses	5,968	4,370	11,545	8,542
General and administrative expenses	21,104	19,786	48,440	37,695
Other operating income	(1,000)	(4,269)	(5,125)	(7,394)
Impairment of long-lived assets	316	—	8,428	—
Write-off of unsuccessful exploration and storage activities	6,611	251	8,693	767
Operating income	34,198	35,318	114,453	86,231
Other income (expense):
Interest income	7,071	1,929	8,501	3,242
Interest expense, net	(43,938)	(36,682)	(88,931)	(71,155)
Derivatives and foreign currency transaction gains (losses)	274	5,068	(1,263)	7,128
Income attributable to sale of tax benefits	16,553	16,251	33,174	33,822
Other non-operating income (expense), net	3,001	76	(20,144)	298
Income from operations before income tax and equity in earnings (losses) of investees	17,159	21,960	45,790	59,566
Income tax (provision) benefit	9,666	5,466	25,136	9,261
Equity in earnings (losses) of investees, net	(811)	773	(299)	406
Net income	26,014	28,199	70,627	69,233
Net income attributable to noncontrolling interest	1,072	(153)	527	(825)
Net income attributable to the Company's stockholders	27,086	28,046	71,154	68,408
Earnings per share attributable to the Company's stockholders:
Basic:	0.44	0.46	1.16	1.13
Diluted:	0.43	0.46	1.14	1.12
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	61,484	60,689	61,225	60,624
Diluted	62,534	61,019	62,567	60,973

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	513,747	147,448
Restricted cash and cash equivalents (primarily related to VIEs)	144,399	133,418
Receivables:
Trade less allowance for credit losses of $476 and $308, respectively (primarily related to VIEs)	172,568	164,772
Other	38,998	36,711
Inventories	47,292	45,268
Costs and estimated earnings in excess of billings on uncompleted contracts	46,990	30,011
Prepaid expenses and other	56,782	40,141
Total current assets	1,020,776	597,769
Investment in an unconsolidated companies	204,154	162,111
Deposits and other (primarily related to VIEs)	177,282	137,744
Deferred income taxes	137,894	138,903
Property, plant and equipment, net ($3,583,076 and $3,460,079 related to VIEs, respectively)	3,789,740	3,672,569
Construction-in-process ($360,291 and $392,644 related to VIEs, respectively)	975,428	1,048,174
Operating leases right of use ($24,671 and $17,236 related to VIEs, respectively)	50,572	41,756
Finance leases right of use (none related to VIEs)	4,334	4,690
Intangible assets, net	260,043	274,548
Goodwill	168,022	168,244
Total assets	6,788,245	6,246,508

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	182,216	234,757
Short term revolving credit lines with banks (full recourse)	—	80,000
Commercial paper (less deferred financing costs of $14 and $17, respectively)	99,986	99,983
Convertible senior notes (less deferred financing costs of $4,990)	360,585	—
Billings in excess of costs and estimated earnings on uncompleted contracts	12,265	13,159
Current portion of long-term debt:
Limited and non-recourse (primarily related to VIEs):	87,540	79,885
Full recourse	216,285	214,207
Current portion of financing liability	9,962	9,749
Operating lease liabilities	5,359	4,764
Finance lease liabilities	1,689	1,884
Total current liabilities	975,887	738,388
Long-term debt, net of current portion:
Limited and non-recourse (primarily related to VIEs and less deferred financing costs of $15,131 and $13,488, respectively)	684,416	645,803
Full recourse (less deferred financing costs of $3,657 and $4,248, respectively)	895,899	1,009,090
Convertible senior notes (less deferred financing costs of $18,545 and $4,103, respectively)	806,455	472,334
Financing liability	203,822	206,647
Operating lease liabilities	36,955	29,760
Finance lease liabilities	2,705	2,850
Liability associated with sale of tax benefits	175,423	190,168
Deferred income taxes	73,343	68,661
Liability for unrecognized tax benefits	6,073	10,378
Liabilities for severance pay	13,110	11,942
Asset retirement obligation	141,118	135,574
Other long-term liabilities	29,054	33,637
Total liabilities	4,044,260	3,555,232

Redeemable noncontrolling interest	9,906	10,402

Equity:
The Company's stockholders' equity:
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 61,980,201 and 61,104,078 shares issued; 61,496,941 and 60,845,411 shares outstanding, respectively	62	61
Additional paid-in capital	1,672,309	1,654,635
Treasury stock, at cost (483,260 and 258,667 shares held, respectively)	(42,359)	(17,964)
Retained earnings	965,781	909,343
Accumulated other comprehensive income (loss)	1,786	(2,132)
Total stockholders' equity attributable to Company's stockholders	2,597,579	2,543,943
Noncontrolling interest	136,501	136,931
Total equity	2,734,080	2,680,874
Total liabilities, redeemable noncontrolling interest and equity	6,788,245	6,246,508

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of EBITDA and Adjusted EBITDA

We calculate EBITDA as net income before interest, taxes, depreciation, amortization and accretion. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation, amortization and accretion, adjusted for (i) mark-to-market gains or losses from accounting for derivatives not designated as hedging instruments; (ii) stock-based compensation, (iii) merger and acquisition transaction costs; (iv) gain or loss from extinguishment of liabilities; (v) cost related to a settlement agreement; (vi) non-cash impairment charges; (vii) write-off of unsuccessful exploration and storage activities; (viii) allowance for bad debts; and (ix) other unusual or non-recurring items. We adjust for these factors as they may be non-cash, unusual in nature and/or are not factors used by management for evaluating operating performance. We believe that presentation of these measures will enhance an investor’s ability to evaluate our financial and operating performance. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States, or U.S. GAAP, and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. Our Board of Directors and senior management use EBITDA and Adjusted EBITDA to evaluate our financial performance. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2026, and 2025:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Dollars in thousands)		(Dollars in thousands)
Net income	$26,014	$28,199	$70,627	$69,233
Adjusted for:
Interest expense, net (including interest income and amortization of deferred financing costs)	36,867	34,753	80,430	67,913
Income tax provision (benefit)	(9,666)	(5,466)	(25,136)	(9,261)
Adjustment to investment in unconsolidated companies: our proportionate share in interest expense, tax and depreciation and amortization in Sarulla and Ijen	3,570	3,856	7,060	7,277
Depreciation, amortization and accretion	77,158	70,676	151,501	139,832
EBITDA	$133,943	$132,018	$284,483	$274,994
Mark-to-market (gains) or losses of derivative instruments	(977)	(3,343)	(791)	(2,404)
Stock-based compensation	6,244	4,621	10,968	9,533
Allowance for bad debts	1	25	668	51
Induced conversion expense in connection with the issuance of the 2031 Convertible Notes	761	—	34,413	—
Impairment of long-lived assets	316	—	8,428	—
Merger and acquisition transaction costs	669	1,009	1,432	1,009
Bargain purchase gain	—	—	(9,616)	—
Settlement agreement expenses and other	(3,618)	—	168	900
Write-off of unsuccessful exploration and storage activities	6,611	251	8,693	767
Adjusted EBITDA	$143,950	$134,581	$338,846	$284,850

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of Adjusted Net Income attributable to the Company's stockholders and Adjusted diluted EPS2

Adjusted Net Income attributable to the Company's stockholders and Adjusted diluted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributed to the Company's stockholders and Adjusted diluted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following tables reconcile Net income attributable to the Company's stockholders and Adjusted diluted EPS for the three and six months ended June 30, 2026, and 2025:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
(in millions, except for EPS)
GAAP Net income attributable to the Company's stockholders	27.1	28.0	71.2	68.4
Induced conversion expense	0.76	—	34.4	—
Bargain purchase price	—	—	(9.6)	—
Impairment of long-lived assets	0.24	—	6.7	—
Write-off of unsuccessful exploration and storage activities	5.22	0.2	6.87	0.6
Merger and acquisition transaction costs	0.53	0.8	1.13	0.8
Allowance for bad debts	—	0.0	0.53	0.1
Settlement agreement expenses and other	(2.86)	—	0.13	0.7
Adjusted Net income attributable to the Company's stockholders	$31.0	$29.1	$111.3	$70.6
GAAP diluted EPS	0.43	0.46	1.14	1.12
Induced conversion expense	0.01	—	0.55	—
Bargain purchase price	—	—	(0.15)	—
Impairment of long-lived assets	0.00	—	0.11	—
Write-off of unsuccessful exploration and storage activities	0.09	0.00	0.11	0.01
Merger and acquisition transaction costs	0.01	0.02	0.02	0.02
Allowance for bad debts	—	0.00	0.01	0.00
Settlement agreement expenses and other	(0.04)	—	0.00	0.01
Adjusted Diluted EPS	$0.50	$0.48	$1.79	$1.16

2 Adjusted diluted EPS is computed based on adjusted net income attributable to the Company’s stockholders and diluted weighted-average shares outstanding before rounding. The individual components in the table are rounded to the nearest applicable unit; therefore, recalculation using the rounded amounts may not result in the adjusted diluted EPS presented.